SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Exxon Mobil Corporation

(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC

Engine No. 1 LP

Engine No. 1 NY LLC

Christopher James

Charles Penner

Gregory J. Goff

Kaisa Hietala

Alexander Karsner

Anders Runevad

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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READ WHY THE TOP PROXY ADVISORY FIRMS HAVE JOINED THE LARGEST
PENSION FUNDS IN THE US

IN SUPPORTING OUR CAMPAIGN TO REENERGIZE EXXONMBIL

VOTE THE WHITE PROXY CARD TODAY TO PROTECT YOUR INVESTMENT IN EXXONMOBIL

Fellow Shareholders,

With less than one week left before the annual meeting of shareholders at ExxonMobil, we are writing to share the recommendations of the largest proxy advisory firm in the US, Institutional Shareholders Services (ISS), which like all of the other proxy advisory firms that have evaluated our campaign have recommended that shareholders vote the WHITE proxy card to Reenergize ExxonMobil.

Here is what ISS had to say:

Protecting Your Dividend:  “In the same way that shareholders may have trouble believing [ExxonMobil] will demonstrate discipline or investment flexibility, they may have trouble believing that the reliability and growth of the dividend are the commitments that management makes them out to be.”  We agree, and this is why we believe new board members are needed to enforce greater spending discipline at ExxonMobil to better protect your investment and dividend reliability.

Stock Price Performance:  ExxonMobil has argued that its recent share price performance is unrelated to Engine No. 1’s campaign.  Here is what ISS had so say:  “Shareholders may find it hard to believe that recent outperformance stems from decisions made in 2017, which focused on long-term investments, rather than decisions made in 2021, which reshaped [ExxonMobil]’s business and leadership,” and that, “it is unclear whether recent changes to the board and operations would have been implemented absent the threat to incumbent directors and management posed by the [Engine No. 1’s] campaign.”

Here is why another leading proxy advisor, Glass Lewis, has also recommended that shareholders vote the WHITE proxy card:

“We believe Engine 1 has presented a compelling case that, without a more concerted response and well-developed strategy for confronting the business risks and challenges related to the global energy transition, Exxon's returns, cash flow and dividend, and thus its shareholder value, are increasingly at threat.”

“Notably, Engine 1's path forward for Exxon does not envision a wind-down strategy of the Company's assets and operations resulting in some eventual terminating payment to its shareholders (although the staunchest environmentalists might prefer that outcome). Rather, the stated objective of Engine 1 and its director nominees is for Exxon to successfully manage its core business while also defining a more sustainable role for itself amid the energy transition.”

“In our view, Exxon has not effectively communicated a compelling overall strategy and capital spending program that is indicative of a clear, cohesive plan for Exxon in a lower-carbon world. That includes recently touted plans for carbon capture and storage technologies, which do not yet appear to have the scale and economic viability needed to generate positive returns for investors or to serve as the centerpiece of an energy transition strategy.”

“…we believe Engine 1's director nominees offer a fresh perspective from backgrounds in the oil and gas or broader energy sector and have successful track records implementing, overseeing and advocating for proven strategies applicable to energy business transformations.”

There’s just one week left, and we hope you will join us in our campaign to Reenergize ExxonMobil for the benefit of all shareholders.  Even if you have already voted on the blue proxy card, you can still change your vote by voting on the WHITE proxy card.

With appreciation,

Engine No. 1

Vote the WHITE proxy card TODAY to Reenergize ExxonMobil.

If you have any questions or need help in voting your shares, please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED
Shareholders may call: (877) 750-8310 (TOLL-FREE from the U.S. and Canada)
or +1(412) 232-3651 (from other countries)

Engine No. 1 has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Important Information

Engine No. 1 LLC, Engine No. 1 LP, Engine No. 1 NY LLC, Christopher James, Charles Penner (collectively, “Engine No. 1”), Gregory J. Goff, Kaisa Hietala, Alexander Karsner, and Anders Runevad (collectively and together with Engine No. 1, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of WHITE proxy to be used in connection with the solicitation of proxies from the shareholders of Exxon Mobil Corporation (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s shareholders and is, along with other relevant documents, available at no charge on Engine No. 1’s campaign website at https://reenergizexom.com/materials/ and the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on March 15, 2021. This document is available free of charge from the sources described above.